EXHIBIT 10.42

May 29, 2002

Andre Beaulieu
c/o Pivotal Corporation
Suite 300 - 224 W. Esplanade
North Vancouver, B.C.
V7M 3M6

Dear Andre:

Re:  Personal loan agreement / Pivotal Corporation

May this letter serve to confirm that Pivotal Corporation has agreed to amend your current loan agreement to reflect our subsequent agreement (Manning/Beaulieu) that this loan be repaid by way of your assignment of any and all Pivotal bonus payments to which you will be entitled, and including your bonus from the previous quarter (Q3 of fiscal 2002) until such time as the entire loan amount has been repaid to Pivotal.

Please sign below to indicate that you accept the terms as outlined above and to confirm that it is your intention to so repay your indebtedness to Pivotal.

Yours truly,

Read and hereby accepted,

Bo Manning President, CEO	Andre Beaulieu

Encl.